Exhibit 99.1
For Immediate Release
Date: August 22, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Announces a 5% Stock Repurchase Program
PITTSFIELD, MASSACHUSETTS (August 22, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), announced today that its Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 486,366 shares of the Company’s common stock or approximately 5% of its outstanding common stock. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions or privately negotiated transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.
Legacy Banks is headquartered in Pittsfield. It employs 179 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, as well as a Loan Production Office in Colonie, New York. On July 25, 2007 Legacy announced that it had entered into a definitive agreement with First Niagara Bank to purchase five branch offices in the New York towns of Whitehall, Middleburgh, East Durham, Greeneville, and Windham. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, Lenox Savings Bank, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.